Exhibit 10.3

PRESIDENT’S AWARD AGREEMENT

This PRESIDENT’S AWARD AGREEMENT (this “Agreement”) is entered into on this [•] day of [•], 2018 by and between The Navigators Group, Inc., a Delaware corporation (the “Company”), and [•] (“Employee”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Section 8 hereof.

WHEREAS, Employee is a key employee of the Company, and the Company has determined that it is in the best interest of the Company to secure Employee’s continued services and to ensure Employee’s continued dedication to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the Company and Employee hereby agree as follows:

1. President’s Award.

(a) In consideration of Employee’s continued employment and performance, Employee shall be entitled to a cash bonus in the minimum target vesting amount of $[•], subject to adjustment pursuant to the Performance Goals as described in Section 2 below (the “President’s Award”), if Employee remains in continuous employment with the Company during the period beginning on the date of this Agreement and ending on June 30, 2022 (the “Payment Date”).

(b) Except as otherwise determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”), or as provided herein, if Employee’s termination of service with the Company and its affiliates occurs prior to the Payment Date, the President’s Award will be immediately forfeited.

2. Performance Goals.

(a) The amount of the President’s Award that shall become payable, if any, on the Payment Date will be based on the Growth and Profitability (the “Performance Goals”) of the [•] Division (the “Division”) over the thirty-six (36) month period from January 1, 2019 through December 31, 2021 (the “Performance Period”), as measured by the Committee, in accordance with the schedule listed below.

(b) Determination of the ultimate vesting amount of the Performance Award shall be based on Growth and Profitability as follows:

	Growth (Average GWP Growth)
Profitability (Average C/R)	<5%	5.01-9.9%	10% and >
100% and >	100%	100%	100%
95-99.9%	115%	125%	135%
94.9% and <	120%	135%	150%

i. For purposes of Section 2(a), “Growth” will be determined based on the average year over year growth in the Division’s Gross Written Premium (“GWP”) for each calendar year during the Performance Period, with the starting measurement being January 1, 2019. The measurement of GWP shall be based on the GAAP calendar year figures for the Division as reported by Finance.

ii. For purposes of Section 2(a), “Profitability” will be determined using the average Combined Ratio (“C/R”) for the Division as measured on the GAAP calendar year figures during the Performance Period as reported by Finance.

(c) In its sole discretion, the Committee may make adjustments in recognition of certain events affecting achievement of the Performance Goals or in response to changes in applicable laws, regulations or accounting principles.

(d) Subject to the terms of this Agreement, if the Committee determines that the conditions to payment of the President’s Award have been met, the Company shall issue to Employee an amount of cash payable according to the achievement of the Performance Goal as set forth above. The President’s Award is payable in a single cash payment as soon as administratively possible after the Payment Date (but in no event later than 30 days after the Payment Date).

(e) For purposes of this Agreement, employment with the Company shall be deemed to include employment with any of its affiliates.

3. Non-Solicitation and Non-Hiring of Company’s Employees. Employee covenants and agrees that, while employed by Company and for a period of one year thereafter (the “Restricted Period”), Employee will not, directly or indirectly, solicit, hire, or assist any other party in soliciting or hiring, any employee of the Company, or otherwise seeking to influence any employee of the Company to terminate employment with the Company or to become employed by any other party.

4. Non-Solicitation of Customers, Agents and Others.

(a) Employee covenants and agrees that, during the Restricted Period, Employee shall not solicit any Protected Person (as defined herein) for the purpose of selling to or through such Protected Person any insurance coverage which has been offered for sale by the Company during Employee’s employment with the Company. “Protected Person” for purposes of this Agreement, means any person, entity or business which was an existing or prospective customer, agent, insured, client, broker or agent of the Company at any time during the period commencing twelve (12) months prior to the termination of Employee’s employment with the Company, including any persons, corporations, partnerships, firms, businesses or entities for whom or through whom the Company engages in the business of providing insurance or conducting related business or for whom or through whom the Company actively sought or seeks to engage in such business during the period commencing twelve (12) months prior to the termination of Employee’s employment with the Company, and any agents and subagents of the Company, notwithstanding that such persons or entities may have been induced to enter into a business relationship with the Company by the efforts of Employee or someone on his behalf; provided, however, that “Protected Person” shall not include any person or entity as to whom Employee never dealt with (or otherwise solicited) while in the Company’s employ and never received confidential information from the Company concerning such person or entity.

(b) The restrictions in this Section 4 shall be limited to any county of any state or any comparable jurisdiction of any foreign country in which the Company, directly or through subsidiaries or affiliates, during the period of Employee’s employment with the Company or during the Restricted Period, has been or is engaged in the business of providing insurance or conducting related business. Notwithstanding the foregoing, the restrictions set forth in this Section 4 shall not apply to any jurisdiction whose laws prohibit enforcement of such restrictions.

5. Change in Control.

(a) In the event of a Change in Control, the Payment Date hereunder shall be the date that is one year from the date of the Change in Control (the “CIC Payment Date”).

(b) If a Change in Control shall occur:

i. prior to January 1, 2020, the President’s Award hereunder will be the minimum target vesting amount set forth in Section 1(a), without adjustment under Section 2(b);

ii. on or after January 1, 2020, the President’s Award hereunder will be determined under Section 2(b) based on achievement of the Performance Goals through the date of the Change in Control and the Performance Period shall be modified accordingly.

(c) Notwithstanding anything else contained herein, Employee will be entitled to receive the President’s Award (as determined in accordance with Section 5(b) and payable within 60 days following Employee’s separation from service) if:

i. the Company terminates Employee’s employment without Cause after the Change in Control but prior to the CIC Payment Date; or

ii. Employee resigns from employment with the Company for Good Reason after the Change in Control but prior to the CIC Payment Date.

6. Death or Disability. Upon Employee’s death or Disability, the President’s Award shall vest immediately (a) at the minimum target vesting amount, if Employee’s death or Disability occurs on or prior to the end of the Performance Period, or (b) based on the achievement of the Performance Goals through the end of the Performance Period, if Employee’s death or Disability occurs after the end of the Performance Period, in each case, payable within 60 days following Employee’s death or Disability, as applicable.

7. Withholding Taxes. The Company shall withhold or arrange for one of its affiliates to withhold from the payment due to Employee (or Employee’s heirs or legal representative) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld therefrom.

8. Definitions. The terms used in this Agreement shall have the following meanings:

(a) “Cause” shall mean, as determined by the Company, the occurrence of any one of the following: (a) any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty; (b) commission of a criminal activity, fraud, embezzlement or any act of moral turpitude (including but not limited to violations of the Company’s sexual harassment or discrimination policies); (c) a failure to reasonably cooperate in any investigation or proceeding concerning the Company; (d) any unauthorized disclosure or use of confidential information or trade secrets; or (e) any violation of any restrictive covenant, such as a non-compete, non-solicit or non-disclosure agreement, between Employee and the Company or its affiliates; provided, however, that in the event Employee is party to an employment agreement with the Company or its affiliates that contains a different definition of Cause, the definition of Cause contained in such employment agreement shall be controlling.

(b) “Change in Control” shall mean the occurrence of one or more of the following:

i.

A Change in the Ownership of the Company. A change in ownership of the Company shall occur on the date that any one Person, or more than one Person acting as a “Group” (as defined below), acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that, if any one Person, or more than one Person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a change in the ownership of the Company.

ii.

A Change in the Effective Control of the Company. A change in the effective control of the Company occurs on the date that either: (i) any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; provided, however, that, if any one Person, or more than one Person acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered a change in the effective control of the Company; or (ii) a majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; provided, however, that, if one Person, or more than one Person acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person or Persons is not considered a change in the effective control of the Company.

iii.

A Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to all or substantially all of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50% or more of the total Fair Market Value or voting power of which is owned, directly or indirectly, by the Company; (iii) a Person, or more than one Person acting as a Group, that owns, directly or indirectly, 50% or more of the total Fair Market Value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least 50% of the total Fair Market Value or voting power of which is owned, directly or indirectly, by a Person described in clause (iii) of this Section 8.3(b)(iii).

For purposes of this definition, “Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, “Group” has the meaning ascribed to such term in Treas. Reg. Section 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C), as applicable.

For purposes of this definition, “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

To the extent this Agreement could be subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”) and does not qualify for any exemption from the provision of Section 409A, stock ownership shall be determined under Section 409A.

(c) “Disability” shall mean, as determined by the Company, a mental or physical illness that entitles Employee to receive benefits under the long-term disability plan of the Company (or is affiliates), or if Employee is not covered by such a plan or Employee, a mental or physical illness that renders Employee totally and permanently incapable of performing Employee’s duties for the Company.

(d) “Good Reason” shall mean shall mean any of the following actions taken by the Company, without the consent of Employee:

i.	a material diminution in Employee’s base compensation or short-term incentive target;

ii.	a change in Employee’s principal place of employment by a distance in excess of fifty (50) miles from its location immediately prior to the Closing;

iii.	any other action or inaction that constitutes a material breach by the Company of an agreement under which Employee provides services to the Company; or

iv.	the failure by the Company to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 10(d).

In order to invoke a termination for Good Reason, Employee shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 15 days following Employee’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice during which it may remedy the condition.

9. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:

The Navigators Group, Inc.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

Attn: General Counsel

To Employee:

At the most recent address on file at the Company.

10. Miscellaneous.

(a) Confidentiality. This Agreement and its terms shall be kept confidential by Employee, except that Employee may disclose the terms of this Agreement to Employee’s attorneys and accountants. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Employee from confidentially or otherwise (without informing the Company) communicating or filing a charge or complaint with a governmental agency or regulatory entity, participating in a governmental agency or regulatory investigation, or giving truthful testimony or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law.

(b) Entire Agreement. This Agreement embodies the entire understanding, and supersedes all other oral or written agreements or understandings, among the parties regarding the subject matter hereof. Nothing in this Agreement shall affect the other compensation and benefits to which Employee is eligible as an employee of the Company, including without limitation annual performance-based bonuses. The President’s Award shall not be considered compensation for purposes of any benefit plan, program, policy, or arrangement maintained or hereafter established by the Company or its affiliates except as expressly provided under such plan, program, policy or arrangement.

(c) Amendment; Waiver. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by both parties, except that this Agreement may be amended by the Company without Employee’s consent to the extent required or advisable by applicable law. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

(d) Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its affiliated companies without the consent of Employee, but the Company shall remain liable for any payments provided hereunder not timely made by any assignee. Employee’s rights or obligations under this Agreement may not be assigned by Employee.

(e) Further Assurances. Both parties agree to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

(f) Section 409A. This Agreement is intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with this intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section

409A. In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A (“409A Penalties”), the Company may modify the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. Notwithstanding any other provision of this Agreement, if any payment provided to Employee in connection with Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) who is subject to a six-month delay in payment, then such payment shall not be paid until the first payroll date to occur following the six-month anniversary of Employee’s termination of employment or, if earlier, on Employee’s death.

(g) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h) Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of [•] without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The Navigators Group, Inc.

By:
Name:
Title:

EMPLOYEE

[•]